Exhibit 14.1

                            CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

We ask for,  and  expect,  a great  deal from  everyone  associated  with  Teton
Petroleum  Company and its domestic and foreign  operations  (collectively,  the
"Company").  We ask that you  produce  outstanding  results  and  maintain  high standards of business  conduct.  We ask that you become deeply involved with our business in its many forms. We ask that you work smart and make  intelligent and rational  decisions,  which make the  difference in our ability to be successful throughout the world in highly competitive businesses. At the same time, we also ask that you, as members of this Company,  act in ways that will bring credit to yourselves, your families and your associates.

The purpose of this Code of Business  Conduct and Ethics (the  "Code") is to set
forth the basic  principles  and guidelines  for the  employees,  officers,  and directors of the Company,  including the Company's  principal executive officer, principal  financial officer,  principal  accounting  officer or controller,  or persons performing  similar functions  (collectively,  the "Employees"),  and to codify standards reasonably designed to deter wrongdoing.

In addition to strict compliance with legal requirements and local customs,  all
Employees  are  expected  to  be  guided  by  the   principles  of  honesty  and
professionalism in the conduct of the Company's affairs,  and to comply with the policies  contained,  or referred to, in this Code. No code of business  conduct and ethics can replace the  thoughtful  behavior of Employees.  However,  such a
Code can focus  the  board and  management  on areas of  ethical  risk,  provide guidance to  personnel  to help them  recognize  and deal with  ethical  issues, provide mechanisms to promptly report unethical  conduct,  and help to foster an awareness  of  the  Company's  obligations  to  shareholders,  other  Employees, customers, vendors, and the general public.

You are then  responsible  for  compliance  with  this  Code  and,  if you are a supervisor or manager,  for making sure that those under your  supervision  know and  adhere to it also.  Failure  to comply  with the Code in any  respect  will result in disciplinary  action,  termination of employment,  or other corrective action determined legally  appropriate by the Company. If you are in a situation which you believe may  violate or lead to a  violation  of this Code,  a law, or
Company policy, follow the guidelines described in Section 23 of this Code.

Section 1.  Conflicts of Interest

To maintain  the highest  degree of  integrity  in the conduct of the  Company's business and to maintain an Employee's independent judgment,  each Employee must avoid any  activity or  personal  interest  that  creates or appears to create a conflict of interest  between the  Employee's  interest and the interests of the
Company.

When conducting Teton-related activities, you must devote your undivided loyalty to the  business  of Teton and avoid (1) any  situation  that might  result in a conflict between your personal  interests and the interests of the Company;  and
(2) any activity or financial interest that might reflect unfavorably on your or the  Company's  integrity  or high  reputation  in the  business  community.  In addition, if an activity or investment would be improper for you, it may also be improper for your family members or any business controlled by you or any family member. Absent disclosure to the General Counsel of a particular situation which raises a conflict of interest  issue to  determine  whether  the  situation  may continue, you need adhere to the following principles:

|X|  You may not realize any personal gain or profit from the Company's dealings with suppliers,  customers or other firms or persons doing or seeking to do business  or  competing  with Teton.  You should  avoid  situations  or the receipt of favors that could  interfere  with your exercise of  independent judgment;  cause you to act other than in the best interest of the Company;
     or deprive Teton of your undivided loyalty.

|X|  You may not take, for your own individual  benefit,  opportunities that are discovered  through  the  use of your  Company  position  or the  Company's property  or  information.  You owe a duty to the  Company to  advance  its legitimate interests whenever the opportunity to do so arises.

|X|  Neither  you nor  members  of your  family may have a  financial  interest, direct or indirect,  in any firm doing business or competing with Teton, if you are in a position to influence  awarding of or managing the business or competition  between Teton and that firm, except for publicly traded shares or other  securities  not exceeding 1% of the  outstanding  shares or other securities of that company.

|X|  Neither you nor any member of your  family is  permitted  to accept  money, gifts  of more  than  token  value,  substantial  favors  or  services,  or excessive  entertainment,  from  any  person  or  firm  doing  business  or competing  with  Teton.  Likewise,  gifts  or  favors  that you make to any employee of another  enterprise (a supplier,  a customer or any other firm)
     should not be of a nature or amount that could even  create the  appearance of a bribe,  kickback or unlawful  gift. Any attempt to offer a gift of the magnitude  that  indicates an intent to exert  improper  influence  must be reported promptly to the Company's General Counsel.  If because of cultural or other  reasons the  receipt of a gift  exceeding  token value  cannot be avoided,  and/or the gift cannot be returned,  the General  Counsel must be
     consulted  with  respect  to  the  gift's  proper  disposition,   and  that
     disposition must be confirmed in writing to the Law Department.

|X|  You are not  permitted  to accept  outside  employment  that may  adversely affect your relationship with Teton.

|X|  If  you  have  any   responsibility  for  or  knowledge  of  the  Company's
     investments in other companies,  you must not make any personal investment, direct  or  indirect,  in those  companies.  You are not  permitted  to use information  obtained  as a result  of your  relationship  with  Teton  for personal  profit or as the basis for a "tip" to others  unless the  Company has made that information  generally  available to the public. For example, the  purchase  of real  estate  near  property  that you are aware is being considered  for purchase or  development by the Company would be a conflict and thus  prohibited.  In addition,  you must not purchase or sell stock or other securities of Teton or of any other company if because of information you learned in confidence,  either  directly or indirectly,  as a result of your  relationship  with Teton, you believe that the price of such stock or other security will increase or decrease. Finally, as part of the Company's desire to avoid  even the  appearance  of any  conflict  of  interest,  any director or executive  officer or other employee  designated by the Company as being  subject to the  obligation  described in this  paragraph  (or any member of his or her immediate  family) who is offered the  opportunity  to participate in any offering of securities by any person or entity with whom the Company has an investment or  commercial  banking or other  supplier or customer  relationship  must  notify  and  secure  the  approval  for  such participation from the Company's Legal Counsel before  participating in any such offering. See also the Company's insider trading policy.

You must  report to the  Company's  Legal  Counsel  any  personal  interests  or circumstances that might constitute a conflict of interest,  as described above, in the attached  Employee  Affirmation  or as soon as the  circumstances  arise.
Depending on the degree of potential conflict,  appropriate action may be taken, which may  include  requiring  you (or a family  member)  to divest a  financial interest, to accept a new position within Teton or to return or to pay for gifts or other favors received.  Failure to report any actual or potential conflict of interest,  or  continuing  to engage in such conduct  after being advised of its impropriety, is grounds for disciplinary action, including termination.

Conflicts of interest may not always be clear-cut; thus, if you believe that any transaction  or  activity  may  constitute  a conflict of  interest,  you should promptly consult with the Teton Law Department.

Generally,  a "conflict of  interest"  exists when a person's  private  interest interferes  in any way with the interests of the Company.  A conflict  situation can arise  when an  Employee  takes  actions or has  interests  that may make it difficult  to perform  his or her  Company  work  objectively  and  effectively.
Sections 2, 3, and 4 of this Code  provide  specific  examples of  conflicts  of interest.  Loans to, or guarantees of obligations of, Employees and their family members may also create conflicts of interest.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines  approved by the Board of  Directors.  Conflicts  of interest may not always be  clear-cut,  so if you have a question,  you should  consult with your manager,  or a higher  level of  management  or  member of the  Company's  legal counsel.  Any  Employee who becomes  aware of a conflict or  potential  conflict should bring it to the attention of a supervisor,  manager or other  appropriate personnel or consult the procedures described in Section 21 of this Code.

Special Rules for Members of the Board of Directors and Executive Officers
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The Board of  Directors  or the Audit  Committee  of the  Board  must  approve a
director's  or  an  executive   officer's  direct  or  indirect  interest  in  a
transaction involving the Company and the director or officer and a third party.

The Board of Directors  will  determine on a continuing  basis  whether,  in its judgment,  a director's  relationship  with other business,  consulting,  legal, charitable or other institutions impair his or her independence as a director.

Executive  officers  of the  Company  must  obtain the  approval of the Board of
Directors or the Audit Committee of the Board for any outside employment, or any directorships with for-profit entities.

Only the  Board of  Directors  or the Audit  Committee  of the Board may grant a waiver of this Code for executive officers and directors.

Loans from the Company to directors  and  executive  officers of the Company are prohibited in accordance with applicable federal law.

Section 2.  Interest in Other Business Organizations

Employees or members of their families should not have a "significant  financial interest" in any business  organization that does, or seeks to do, business with the Company,  or is a competitor  of the Company,  unless such interest has been fully disclosed in writing to the Employee's Human Resources  Manager,  who will determine whether the Employee's duties with the Company will require him or her to make decisions that could be influenced by such interest.

As a minimum  standard,  a  "significant  financial  interest"  is an  aggregate interest of an Employee and family member of more than:

      1% of any class of outstanding securities of the firm or corporation, or
      10% interest in any partnership or association, or
      5% of the total direct and beneficial assets or income of such company.

Family  members  include  spouse,  minor or  adult  child,  stepchild,  parents, stepparents,  brothers, sisters,  grandparents,  grandchildren,  in-laws and any person living in the same household.

An Employee must not conduct  business on behalf of the Company with a member of his/her  family,  or  business  organization  with which the  Employee or family member has "significant financial interest" or is a director, officer, employee, creditor or  proprietor.  An Employee whose duties bring him or her into contact with an  organization  that  employs a family  member  should  take  appropriate precautions  to avoid a  potential  conflict of  interest  or the  suspicion  of preferential  treatment.  The Employee should consult with his or her supervisor and, if  necessary,  disqualify  himself or herself from acting on behalf of the
Company.

Section 3.  Gifts, Gratuities and Payments to Employees

No Employee should accept gifts,  loans,  favors, or entertainment,  directly or indirectly,  from any person, firm, or corporation doing business, or seeking to do  business,  with the  Company,  other than  nominal  gifts or  courtesies  as described  further  below.  Gifts or loans  of cash or other  property,  or gift certificates  in any amount  whatsoever,  or any form of bribe or  kickback,  to
Employees by existing or potential suppliers of the Company are forbidden.  This policy does not prohibit either giving or receiving reasonable courtesies in the normal course of business.

In the application of this policy,  Employees may accept such courtesies only if they meet all of the following criteria:

1.   They are consistent with accepted  business  practice and in a form that is not, will not appear to be, or will not be construed as, a bribe, kickback, payoff or substantial personal benefit to the Employee.

2.   They are of nominal  value or intended for business use, such as datebooks, desk calendars or reasonable business meals.

3.   They do not violate any applicable  law,  regulation or generally  accepted ethical standard.

4.   Public disclosure of the facts would not embarrass the Company.

The  policy is not  intended  to  eliminate  participation  in  business-related functions and  activities  that occur in conjunction  with  seminars,  exhibits,
meetings  and   presentations,   which  often  involve   lunches,   dinners  and
entertainment.  These  can be,  under  the  proper  circumstances,  in the  best interest of the Company.  Failure to comply with this prohibition in any respect will  result  in  disciplinary  action,  termination  of  employment,  or  other corrective action determined legally appropriate by the Company.

Services  offered by a supplier may be accepted by an Employee when the need for the  services  are  associated  with a business  relationship,  and the supplier provides the service to other  customers  and  prospects as a normal part of its business,  (e.g.,  travel agency services).  The services should generally be of the type normally used by Employees and allowable on the travel expense account.

If in doubt as to the  propriety of any gift or  activity,  it should be cleared with the Corporate  Attorney or the CEO. In making this  judgment,  the Employee must go beyond the question of whether the gift or activity  would  influence an
Employee  in  any  way  and  should  consider  what  unfavorable  appearance  or interpretation  might be placed on this action by a critical third party who has the advantage of hindsight.

Section 4.  Corporate Opportunities Converted to Personal Benefit

As Teton employees,  we are obligated to place Teton's interests in any business transaction  ahead of any personal  interest or personal gain to the  individual employee (and, for purposes of this policy,  to the  employee's  spouse,  family member,  roommate,  friend  or  other  individual).  Each  employee  is under an affirmative obligation to bring to the attention of his or her supervisor, Legal
Counsel  or the CEO or CFO any  situation  that is an  actual,  alleged  or even potential conflict of interest.

Employees are  prohibited  from taking for  themselves  personally  any business opportunities  that are  discovered  or  learned  through  the use of  corporate property, information or position without the consent of the Board of Directors.
No Employee may use corporate  property,  information,  or position for personal gain,  and no Employee  may compete  with the  Company  directly or  indirectly.
Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Section 5.  Fair Dealing with Customers, Suppliers, Competitors and Others

Employees who make or are involved in making business  decisions for the Company must do so using  consistent and unbiased  standards.  We seek to outperform our competition  fairly and  honestly  by  gaining  competitive  advantages  through superior  performance,  and each Employee  should deal fairly with the Company's customers, suppliers, competitors and Employees.

Section 6.  Company Records and Preservation of Assets

Accurate and auditable  records of all Company  financial  transactions  must be maintained in conformity with generally accepted accounting principles and local requirements.

Employees are responsible  for  safeguarding  and preserving  Company assets and properties under their control.  Employees are also responsible for providing an auditable record of financial  transactions  related to the use of these assets.
No  "off-the-books"  funds (e.g.,  side cash funds,  reserves or  allowances) or transactions that are not documented in the Company's regular  accounting system are permitted. Guidelines are as follows:

1.   The use of Company funds or assets for any improper or unlawful  purpose is prohibited.  Improper purposes include the use of Company time,  materials, assets or  facilities  for purposes not related  directly to the  Company's business,  or the removal or borrowing of the  Company's  property  without permission.

2.   All  assets,  liabilities,  revenues,  expenses  and  transactions  must be accurately  reported on the books of the Company,  in  accordance  with the
     Company's accounting procedures.

3.   No false or misleading  entries may be made in the books and records of the
     Company.

4.   No  undisclosed  or  unrecorded  fund  or  asset  of  the  Company  may  be established or maintained for any purpose.

5.   No  payment  on  behalf of the  Company  may be  approved  or made with the intention or understanding  that any part of such payment is being made for any purpose  other than that  described in the  documents  supporting  such payment.

Dishonest  reporting  or  failure  to  disclose  information  that  by law or by contract  must be disclosed is strictly  prohibited by this Code and will not be tolerated.  Violation of these  guidelines  may lead not only to  termination of employment,  but could  also lead to civil or  criminal  liability  or  monetary damages for Employees or the Company.

Section 7.  Proprietary or Confidential Information

You must not disclose any Company  confidential or proprietary  information,  or confidential  information entrusted to you by the Company's customers, to anyone outside the Company,  except when  disclosure  is  authorized  by the  Company's general or outside  counsel,  or required by laws or  regulations.  Furthermore, such information is to be used only in the Company's business. These obligations apply  whether or not you developed the  information  yourself.  You should also limit the  disclosure  of  proprietary  information  within the Company to those
Employees with a "need to know."

Proprietary or confidential  information subject to the foregoing restriction on disclosure  includes  all  non-public  information  that  might  be  of  use  to competitors,  or harmful to the Company or its customers, if disclosed,  such as information of the type contained in patents,  copyrights or trademarks, or held as trade  secrets.  It also  includes the  business,  financial,  marketing  and service plans associated with products;  designs,  engineering and manufacturing ideas,  know-how and processes;  Company business and product plans with outside suppliers and customers;  manufacturing  performance data; unpublished financial data and reports;  information  pertaining to acquisition and divestiture plans, directional strategy, and competitive position;  product test results; a variety of internal data bases; and personnel and salary information.

Section 8.  Compliance with Laws, Rules and Regulations

The  Company's  goal is to comply with the spirit and letter of the laws,  rules and regulations that apply to our business, and also to endeavor to abide by the highest  principles of ethical  standards and honor. This means obeying the law, both  in  letter  and in  spirit.  All  Employees  must  respect  and  obey  the governmental laws, rules and regulations of the cities,  states and countries in which we operate. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Section 9.  Public Communications

All  disclosures  in reports and documents  that the Company files with the U.S.
Securities  and Exchange  Commission  (the  "SEC"),  as well as all other public communications made by the Company, should be complete,  fair, accurate,  timely and understandable.

Section 10. Insider Trading

On  occasion,  Employees  of the  Company  come into  possession  of  non-public information  concerning the Company and its affairs.  This information about the
Company  comes  to us so  that  we can do our  jobs  better,  not so that we can benefit personally by using inside  information in the stock market.  Disclosure of material  non-public  information is against  Company policy and knowledge of such  information  may not be used under any  circumstances  for the  Employee's personal  benefit in the stock  market.  Failure to observe  these  rules  could potentially  expose  an  Employee  to  civil  or  criminal  penalties.  Material information  means:  "any  information  concerning  the Company  that is not yet public knowledge,  but that, if publicly known,  could reasonably be expected to affect the price of the Company's stock, or is likely to be considered important by a reasonable investor." The Employee's responsibilities are twofold under SEC rules:

1.   Employees cannot buy or sell Teton Petroleum Company stock at any time when he or she has material  information  about the Company that is not known to the investing public.

2.   Employees  cannot  tip off others to buy or sell  Teton  Petroleum  Company stock on the basis of his or her material  information that is not known to the investing public.

Similar  restrictions  apply to trading in the stock of other  companies  on the basis of  non-public  information  an Employee may learn in the course of his or her employment at the Company.

Limitations  on use of  information  obtained  as a  result  of  employment  for personal gain is not limited to transactions  involving stock. For example,  the purchase of real estate near property that an Employee knows is being considered for purchase by the Company constitutes a conflict of interest.

Please also see the Company's Insider Trading Policy.

Section 11. Gifts, Gratuities and Payments by the Company

All  customer  relations  are  maintained  on the  fundamental  premise that our business  efforts  are based on  quality  and  performance  at an agreed  price.
Accordingly, Employees are prohibited from attempting to promote the Company and its  business  offerings,  or to gain  improper  concessions  for the Company by giving any bribe,  kickback,  payment, gift, loan or special favor to customers, except  casual  entertainment  or items of nominal  value.  Any form of indirect payment also is prohibited  under this policy.  A legitimate  use,  however,  of accepted  business  techniques,  such as employment of a reputable,  independent commissioned  agent,  is proper if done in accordance with  established  Company policies and procedures and under terms by which the agent is expected to adhere to the similar policies prohibiting improper payments or actions.

Gifts,  favors and  entertainment may be given to others at Company expense only if they meet all of the following criteria:

1.   They are consistent with accepted business  practices and in a form that is not, will not appear to be, or will not be construed as, a bribe, kickback, payoff or substantial benefit.

2.   They are of nominal  value or intended for business use such as  datebooks, or desk calendars.

3.   They do not violate any applicable  law,  regulation or generally  accepted ethical standard of the locale.

4.   Public disclosure of the facts would not embarrass the Company.

5.   The cost is allowable under the applicable expense account policy.

The recipient's  policies regarding such gifts, favors and entertainment  should be respected.

Business gifts, loans or favors to U.S. federal,  state, or municipal  employees are strictly  forbidden.  Business  gifts or favors to overseas  customers  must conform to the Foreign Corrupt Practices Act, local law, and Company policy. The
Company's  Foreign  Corrupt  Practices Act policy is  articulated  in a separate document and is specifically referenced herein.

The Company  adheres to the letter and spirit of the Foreign  Corrupt  Practices
Act. This Act prohibits giving money or items of value to foreign  officials for the purpose of obtaining  or retaining  business  from a foreign  government  or influencing  foreign  legislation or regulations.  The Foreign Corrupt Practices
Act further prohibits giving money or items of value to any person or firm where there is reason to believe  that it will be passed on to a  government  official for this purpose.  The law also  requires that accurate  records and accounts be maintained in reasonable detail and prohibits the establishment of off-the-books corporate slush funds. The Foreign Corrupt  Practices Act has severe  penalties, including fines and imprisonment. All matters pertaining to this statute must be coordinated with the Company's CFO and legal counsel.

Section 12. Political Contributions

Contributions  by the Company to federal  candidates  or  political  parties are prohibited by law and may not be made.  State and local laws often  prohibit and restrict contributions by corporate organizations.  It is Company policy that no contributions  may be made at the state or local  level that do not comply  with applicable law and without the written  approval of the Company's legal counsel.
Laws regarding foreign contributions vary by country and no contributions may be made except in compliance with applicable law, and with written  approval of the
Company's legal counsel.

The Company  encourages its Employees to become involved in civic affairs and to participate in political  activities.  Employees must recognize,  however,  that their involvement and participation must be on an individual basis, on their own time,  and at their own expense.  Employees may not use any Company  facilities, such as supplies, telephones, copy machines, or Company letterhead in connection with political activities, candidates or parties.

Unless specifically  directed by the Company,  when an Employee speaks on public issues,  it must be clear that the comments or statements  made are those of the individual and not those of the Company.

Section 13. Non-Discrimination and Non-Harassment

It is the policy of the Company that all Employees  should be able to work in an environment free from all forms of unlawful  discrimination and harassment.  The
Company strives to comply fully with all applicable local,  state and federal US laws for its US  operations  and  applicable  local  laws and  customs  in other countries and to manage its human resources and business operations in ways that promote  equitable  and  respectful  treatment  of  Employees  and  expects  all
Employees to follow this practice.  Personnel  decisions  such as  compensation, benefits, transfers,  layoffs, return from layoffs, training,  company-sponsored
education,   tuition   assistance,   social  and  recreation  programs  will  be
administered without discrimination. Only valid job requirements will be imposed for promotional opportunities

Sexual or other unlawful harassment by any Employee(s) also is inconsistent with
our  obligation  to  provide  all  Employees  with  a   nondiscriminatory   work
environment  in the US.  It is also a  violation  of US law.  The  Company  will conform with the laws of other  locales in which it  operates.  The Company will not tolerate any unlawful harassment,  whether by an Employee toward another, by an  Employee  toward a  customer  or a supplier  or by a customer  or a supplier toward an Employee.

Employees of the Company are expected to know and follow the Company's policies.
Copies of these  policies are  available in the  Employee  handbook.  Reports of violations  should  be  directed  to the  Company's  legal  counsel  for  prompt investigation and appropriate corrective action. The Company's policies prohibit retaliation against any Employee who raises a complaint in good faith.

Section 14. Substance Abuse

The unlawful possession,  use, dispensation,  distribution,  or manufacture of a controlled  substance  is  prohibited  within any  Company  office or  facility.
Employees who fail to comply with this policy will be terminated.

Section 15. Electronic Communications

All data that is composed,  transmitted  or received via the Company's  computer communications  systems may be considered to be part of the official  records of the Company and, as such,  may be subject to  disclosure to law  enforcement  or other third  parties.  Consequently,  Employees  should  always  ensure that the information  contained in e-mail messages and other  transmissions  is accurate, appropriate, ethical and lawful.

Computers,  computer files, voice mail, the e-mail system,  Internet access, and software  furnished  to  Employees  are  the  Company's  property  intended  for appropriate  business  use.  Employee use of this  equipment  and systems may be monitored  at any  time  at the  Company's  discretion  and  is  subject  to the following requirements:

1.   All software  provided by the Company must be used in  accordance  with the software license agreement of the vendor.  Illegal  duplication of software and its related documentation is prohibited.

2.   An Employee's personal software,  unauthorized,  and undocumented  software may not be used on Company  equipment or otherwise be accessible for use by
     Employees.

3.   Willful unlawful infringement of a copyright and willful unlawful violation of a software  license  are  prohibited  and may expose the Company and the
     Employee to substantial damages, including criminal penalties.

4.   All use of Company electronic  communications equipment and Internet access must be consistent  with Company  policies,  including  without  limitation policies referenced in this Code.

5.   Information  maintained  in, or  distributed  through,  Company  electronic
     communications   equipment  must  be  consistent  with  Company   policies,
     including without limitation policies referenced in this Code.

6.   Only  authorized  Employees  may  establish or modify  Company web sites or access records, files, or equipment of others.

Section 16. Environmental Responsibilities

The Company recognizes the importance of protecting our natural  environment and conserving  natural  resources.  The  Company  is  committed  to its  Employees, customers  and the public to operate its  business in a manner  consistent  with environmental  stewardship and in compliance with all environmental  laws of the locale in which we are operating.

Section 17. Compliance with Antitrust Laws

The objective of U.S.  antitrust  laws,  State antitrust laws, and the antitrust laws in  certain  countries  where the  Company  does or may do  business  is to promote vigorous  competition in open markets.  Violation of U.S. antitrust laws is a serious  offense  and can result in criminal  and/or  civil  penalties  for business  entities or imprisonment  and/or fines for individuals.  An individual who willfully  violates the antitrust  laws will receive no protection  from the
Company. Failure to comply with the antitrust laws in any respect will result in disciplinary  action,  termination of  employment,  or other  corrective  action determined legally appropriate by the Company.

Generally  speaking,  antitrust laws of the United States  prohibit  agreements, understandings  or actions  whether oral or written,  tacit or  explicit,  which unreasonably  restrain trade.  Among the activities found to be clear violations of the law  regardless  of the  intentions  of the  parties  involved  ("per se"
violations)  are any agreements or  understandings  among  competitors to fix or control  prices;  to boycott  specified  suppliers  or  customers;  to  allocate customers,  product,  territories,  or markets;  or to control,  limit or reduce production or sales.  Such  agreements are against public policy and against the policy of the Company.

Relations with Competitors
--------------------------

The antitrust laws prohibit any  understanding  whatsoever  between  competitors with  respect to price or any  element  of price  (such as  discounts  or credit terms),  including price stabilization.  Thus, agreements between competitors to adhere  to a  specific  formula  for the  determination  of price,  to  restrict production,  or to communicate  with each other with respect to their prices are just as unlawful as an agreement regarding price itself.

In this regard, Employees must not:

1.   Engage in any  discussions  of such matters with  representatives  of other companies.

2.   Exchange  information with competitors relating to prices or other terms or conditions of sale.

3.   Attend a meeting with a  competitor  at which such matters are likely to be discussed.

The Company's  relationships  with its customers are also subject to a number of antitrust statutes aimed at protecting its customers.

     (a)  Restrictive Agreements. The antitrust laws prohibit all understandings or agreements that unreasonably restrain trade. In addition to the per se  violations  outlined  above,  which  are  considered  unlawful  by themselves  without  specific  proof as to  their  effect,  there  are certain types of agreements  between  sellers and buyers which,  while not unlawful by themselves,  fall into a danger zone.  They should not be  considered or  consummated  without  prior  consultation  with the
          Company's legal counsel.

               (i) Refusals to Deal. A company generally has the right to select the  customers  with  which it  chooses  or  refuses  to do  business.
          However,  this is a right which must be exercised by the company alone without consultation with any other outside party.

               (ii)  Resale  restrictions.  A basic  tenet  of the law is that a purchaser  of a  product  has the  right  to do with it as he  chooses without restriction by the seller; thus, an agreement or understanding by the seller  and  customer  with  respect to the prices at which the customer will resell the product violates antitrust laws. Restrictions on the  area in which  resales  can be made  can  also  cause  serious problems.

               (iii) Tying  Arrangements.  Any arrangement  under which a seller having a substantial market position in one product coerces a customer to take a product the  customer  does not want as a condition  for the sale of another product it does want constitutes a "tie-in" sale. Such arrangements  should  be  regarded  as per se  unlawful  and  strictly avoided. The commingling in a bid of two products where the commingled price is  different  from  the  price  of the two  articles  purchased separately  should receive legal review.  "Teaming"  arrangements,  by which the  Company and another  party  cooperate  in making a bid to a customer,  are not  unlawful but should also be reviewed in advance by the Company's legal counsel.

          (b) Discrimination in Pricing. The Robinson-Patman Act prohibits sales of  products  of like grade and quality at  different  prices to  competing customers  where the  effect  may be to injure  competition.  To  determine whether a Robinson-Patman  problem exists, an Employee should ask initially whether the Company has made sales (i) at different  prices;  (ii) within a reasonably  contemporaneous  period;  (iii) of  products  of like grade and quality;  (iv) to  customers  who were using or  reselling  the  product in substantially the same competitive  market. The Robinson-Patman Act is also applicable to purchasers. It is unlawful to procure a price from a supplier on the basis that the supplier must meet a competitive  price which has not actually been offered by another supplier.

Relations with Suppliers
------------------------

Reciprocal  Dealing.  The  antitrust  laws make  reciprocal  buying and  selling illegal where a purchaser with substantial buying power  intentionally uses that power as a lever to make sales of its  products to its  suppliers.  The law does not prohibit our  purchasing  products from  companies that purchase from us. It does  prohibit  any  understanding  or  agreement,  whether  written or oral and whether  expressed or implied,  that purchases by one party are contingent  upon purchases by the other.

International  Transactions.   Certain  U.  S.  antitrust  laws  also  apply  to
international  operations  and  transactions  related to imports  to, or exports from, the United States.  Moreover, the international  activities of the Company could be subject to antitrust laws of foreign nations or  organizations  such as the European Economic Community.

As with other complex  laws, it is important  that legal advice be sought on any questions  regarding  antitrust matters,  particularly  before entering into any agreement, understanding or arrangement.

Section 18. Compliance and Discipline

Failure to comply with the  standards  contained or  referenced  in this booklet
will  result  in  corrective  action  that  may  include   disciplinary  action,
termination,  referral for criminal  prosecution,  requirement  to reimburse the
Company for any losses or damages or other  measures  determined  appropriate by the Company. If an Employee is charged with a violation of this Code, the matter normally will be dealt with in a manner consistent with any grievance  procedure or complaint resolution process applicable in the Employee's worksite.

Section 19. Certification

At least  annually,  Company  personnel in sensitive  positions  must complete a certification/questionnaire  affirming their  commitment to the Code of Business
Conduct and Ethics and  disclosing  violations  of the Code.  Completion of this questionnaire  will  be  requested  by the  Chief  Executive  Officer  of  Teton
Petroleum  Company and a report of responses will be made to the Board committee designated with overseeing and enforcing this Code.

The annual questionnaire does not relieve Employees of the continuing obligation to disclose relevant information  immediately and, whenever possible, in advance of any proposed action.

Section 20. Waivers of the Code of Business Conduct and Ethics

This Code has been adopted by the Company's Board of Directors and it applies to all employees,  officers and directors of the Company.  Any waiver of this Code, including any waiver with respect to the Company's  principal executive officer, principal  financial officer,  principal  accounting  officer or controller,  or persons performing similar functions, may be made only by the Company's Board of
Directors or a Board  committee  designated  with  overseeing and enforcing this
Code.  Any such  waiver  approved  by the Board or  committee  will be  promptly disclosed to  shareholders  in compliance  with the relevant rules issued by the
American Stock Exchange and the SEC.

Section 21. Problem Solving

While  this Code aims to provide  answers  to  Employees,  it is  impossible  to address all possible  problems.  Often a question  presented to an Employee will not have a clear-cut answer and may present difficult choices.  As a result, the
Company  encourages  Employees  to use the  following  steps to  solve  problems regarding policy:

     1.   Obtain all the facts.

     2.   Determine what specifically you are being asked to do.

     3.   Clarify your responsibility and whether others should be involved.

     4.   Ask yourself: Is it legal?

     5.   Also ask yourself: Even if it is legal, is it appropriate?

     6.   Discuss  the  problem  with  your   supervisor  or  any  other  person
          identified in the "Seeking Advice" section.

Section 22. Seeking Advice/Reporting any Illegal or Unethical Behavior

The Company wants to make sure that all Employees fully understand the Company's
Code of Business  Conduct and Ethics and are able to seek advice.  Employees are encouraged to ask questions and seek advice before acting, rather than after.

If you are unsure of what a policy  requires of you, if you are  concerned  that the Company may be in violation of the law, or if you feel that a Company policy is being  violated,  you should  seek advice  from your  supervisor.  If you are uncomfortable  raising a question about policy with your  supervisor,  or if you are not satisfied  with the resolution by your  supervisor,  you may contact the
Company's President. If your question or concern relates to accounting, internal accounting  controls or  auditing  matters,  contact  the  Chairman of the Audit
Committee of the Company's Board of Directors.

Disciplinary action will be taken against any Employee who retaliates,  directly or indirectly,  or encourages others to do so, against an Employee who reports a violation or suspected  violation of the Company's Code of Business  Conduct and
Ethics. The Company wants Employees to communicate concerns or report misconduct without fear of retribution.  It is your  responsibility to report misconduct if you become aware of it.

Section 23. Administration of the Code of Business Conduct and Ethics

The Code was adopted by the Board of Directors  on July 16,  2004.  The Board of
Directors  shall be responsible for the  administration  and enforcement of this
Code,  but may  delegate  responsibility  for  administration  of the  Code to a committee  of the  Board.  The  Board  (or a  Board  committee  designated  with overseeing and enforcing this Code) shall take  reasonable  steps to monitor and audit  compliance  with the Code,  including  establishment  of  monitoring  and auditing  systems  reasonably  designed  to  detect  violations  of the  Code by
Employees.  The Board  (or a Board  committee  designated  with  overseeing  and enforcing this Code) shall  periodically  review the Code and recommend  changes when desirable or necessary to (i) ensure  continued  compliance with applicable rules  and  regulations,  and (ii) make  certain  that any  weaknesses  revealed through monitoring, auditing and reporting systems are eliminated or corrected.

No  amendments  or changes  to the Code  shall be made by anyone  other than the
Board  of  Directors  of the  Company  (or a  Board  committee  designated  with overseeing and enforcing  this Code).  Amendments to this Code shall be publicly disclosed in compliance with rules of the American Stock Exchange and applicable law, rule and regulation.

A copy of the most  up-to-date  version of the Code shall be posted at all times on the Company's  website and intranet,  and the Company's  Internet address and the fact that the Company has posted this Code on its website  will be disclosed in the  Company's  annual  report.  In addition,  a copy of the most  up-to-date version of the Code will be made  available in print to any Company  shareholder who  requests  it,  and this  availability  of the Code  will be  stated  in the
Company's annual report.

Section 24. Non-Exclusivity

This Code of Business  Conduct and Ethics is not the  exclusive  set of policies and procedures of the Company.  You are expected to comply with all policies and procedures  applicable  to you,  whether or not set forth or  referenced in this
Code.  Further,  remedies for non-compliance  with this Code of Business Conduct and Ethics are not exclusive and references to possible actions set forth herein shall not limit the Company's options in addressing non-compliance. Mention of a remedy  upon a  failure  to  comply  in any one  instance  shall  not  limit the applicability of all remedies to all circumstances of non-compliance.